FOR IMMEDIATE RELEASE

October 28, 2010

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   October 28, 2010…

  Monmouth Real Estate Investment Corporation (NYSE:MNR) has announced the acquisition of a 381,240 square foot industrial building located in the South Perimeter Industrial Park at 900 Hutchinson Place, Wilson County, Lebanon, Tennessee, at a purchase price of approximately $14,500,000.  The property is net-leased through June 30, 2024 to CBOCS Distribution, Inc., a subsidiary of Cracker Barrel Old Country Store, Inc., a Tennessee corporation, which guarantees the lease agreement.   The average annual rent over the remaining term of the lease is $3.58 per square foot.

The building was constructed in 1993.   Brad Pepin, Stan Johnson Company, acted as the broker to MREIC in this transaction.

Eugene W. Landy, President, commented, “We are very pleased with this recent acquisition. This property is Cracker Barrel’s only retail distribution center and services all of its 600 stores. It is located near their corporate headquarters and is secured by a triple net lease with 13.5 years remaining. This 35-acre property is expandable by over 100,000 square feet and is an excellent fit to our high quality portfolio.”

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Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s portfolio now consists of sixty-three industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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